Exhibit 10.9

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST

FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”).**

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This NON-EXCLUSIVE PATENT LICENSE AGREEMENT (this “Agreement”) is made as of October 22, 2013 (the “Effective Date”) by and between Advanced Inhalation Therapies (AIT) Ltd., a company incorporated under the laws of the State of Israel (“Licensee”), and SensorMedics Corporation, a California corporation (“CareFusion”).

BACKGROUND

A.           CareFusion and/or its Affiliates have certain ownership rights to the CareFusion Patents (defined below); and

B.           Licensee wishes to receive a non-exclusive license to the CareFusion Patents on the terms and conditions set forth in this Agreement.

In consideration of the covenants, conditions, and undertakings hereinafter set forth, and intending to be legally bound hereby, it is agreed by and between the parties as follows:

1.           DEFINITIONS.

1.1           “Affiliate” means a corporation, association or other entity that directly or indirectly Controls, is Controlled by, or is under common Control with, the party in question.

1.2           “Agreement” has the meaning set forth in the Preamble,

1.3           “Agreement Term” has the meaning set forth in Section 11.1.

1.4           “CareFusion” has the meaning set forth in the Preamble.

1.5           “CareFusion Indemnitees” has the meaning set forth in Section 9.2.

1.6           “CareFusion Patents” means the patents listed on the attached Exhibit A, and any continuations, divisionals, supplementary protection certificates, and renewals thereon, any patents issuing from such patent applications, and any reissues, reexaminations or foreign equivalents claiming priority to any of the foregoing.

1.7           “Commercially Reasonable Efforts” means the carrying out of obligations or tasks by a party in a sustained manner using good faith and diligent efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment in accordance with the efforts such party (or a similarly situated entity with sufficient resources to advance a program) devotes to products or research or development projects owned by it of similar scientific and commercial potential.

1.8          “Confidential Information” means (i) the terms and conditions of this Agreement, (ii) any proprietary or confidential information or material, including all trade secrets, in tangible form disclosed hereunder that is marked as “Confidential” or with some other statement conveying the same meaning at the time it is delivered to the receiving party, or (iii) proprietary or confidential information or material, including all trade secrets, disclosed orally hereunder; provided, however, that the above information shall not be deemed Confidential Information, to the extent the receiving party can establish by competent proof that such information:

1.8.1           was already known to the receiving party, other than under an obligation of confidentiality owed to the disclosing party or as a result of disclosure by the disclosing party, at the time of disclosure;

1.8.2           was generally available to the public or otherwise part of the public domain at the time of its disclosure hereunder to the receiving party;

1.8.3           becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

1.8.4           is independently developed by the receiving party without reference to any Confidential Information disclosed by the disclosing party; or

1.8.5           is subsequently disclosed to the receiving party by a person other than the disclosing party without breach of any legal obligation to the disclosing party.

1.9          “Control” means:

1.9.1           as to an entity, Control means ownership, directly or through one or more other entities, of fifty percent (50%) (or such lesser percentage equal to a percentage that is equal to or greater than one percent (1%) less than the maximum percentage allowed to be owned by a foreign entity in a particular jurisdiction) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, of fifty percent (50%) (or such lesser percentage equal to a percentage that is equal to or greater than one percent (1%) less than the maximum percentage allowed to be owned by a foreign entity in a particular jurisdiction) or more of the equity interests in the case of any other type of legal entity, the status of a general partner in any partnership; provided that such entity shall be considered an Affiliate only for the time during which such Control exists; or

1.9.2           as to the prosecution of patent applications, the maintenance of patent rights (including determinations to abandon), and the enforcement and/or defense of patent rights, Control includes the authority to select legal counsel, solicit other expert advice and assistance, and to make decisions pertaining to the conduct of patent prosecution, interferences, patent issuance, maintenance, reissue, reexamination, patent enforcement or defense, as applicable.

1.10        “Distributor” means a third party who purchases Licensed Products from Licensee, directly or indirectly, and takes title to and builds a stock in Licensed Products in a country or region, and who builds a market and engages in sales of such Licensed Products, as the case may be, in such region directly for itself and not as a sales agent or representative of ,Licensee, including possibly obtaining necessary regulatory approvals to market and sell such goods, products or services hi the applicable country or region.

1.11         “Effective Date” has the meaning set forth in the preamble.

1.12         “Enforcement Action” means any action reasonably related to the enforcement and protection of the CareFusion Patents in any dispute, disagreement, complaint or proceeding which could affect the enforcement, validity, scope, ownership or licensing of the CareFusion Patents in any country or jurisdiction. Enforcement Actions shall include, without limitation, actions directed at third party infringement, interferences, post-grant oppositions, and inventorship disputes.

1.13         “FDA” means the United States Food and Drug Administration or any replacement or successor authority.

1.14         “Field” means the application of NO Gas for the treatment of diseases or conditions in humans (expressly excluding veterinary applications).

1.15         “Indemnitee” has the meaning set forth in Section 9.3.

1.16         “Indemnitor” has the meaning set forth in Section 9.3.

1.17         “Intellectual Property” means generally any and all right, title and interest in, arising from, or relating to inventions, ideas, know-how, works of authorship and confidential information, including copyrights, patents and patent applications (together with all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, and extensions of the same), trade secrets, trade names, trademarks, service marks, any registrations or applications relating to any of the foregoing, and any other rights of a similar nature or character whether now existing or hereafter created, developed, arising or otherwise coming into being.

1.18         “License” has the meaning set forth in Section 2.1.

1.19         “Licensed Product” means any product, good or service (i) for which the sale, use or manufacture would, but for the license granted herein, infringe on a CareFusion Patent, or (ii) that utilizes a device or method of treatment with NO Gas described in the claims of a CareFusion Patent. For avoidance of doubt, Licensed Product shall include all the goods, components and services comprising NO Therapy (i.e., the NO Gas).

1.20         “Licensee” has the meaning set forth in the Preamble,

1.21         “Licensee Indemnitees” has the meaning set forth in Section 9.1.

1.22         “Major Market Countries” means the United States, Japan, England, Germany, France, Italy and Spain.

1.23         “NDA” means a new drug application, or abbreviated application, pursuant to Section 505 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 355, or any other equivalent application for FDA open-label marketing approval of a drug.

1.24         “NDA Approval” means approval of an NDA by the FDA.

1.25         “Net Sales” means the gross consideration received from the sale or transfer of a Licensed Product by Licensee, and its Affiliates and Sublicensees, on a worldwide basis, after deduction of the following expenses, provided and to the extent such expenses are actually incurred and documented and do not exceed reasonable and customary amounts in the market in which such sale occurred: (a) discounts and allowances to customers; (b) rebates paid to Distributors; (c) taxes; (d) freight; and (e) refunds and returns. Net Sales includes all consideration received in respect of any sale of an applicable product, good or service, whether such consideration is in cash, payment in kind, exchange or another form. For avoidance of doubt, Net Sales shall include any consideration based on all goods, components, and services comprising NO Therapy, including without limitation the NO Gas, NO Gas Delivery Device(s) and NO Gas Container. If, for example and without limiting the foregoing, Licensee receives payments based on sales by a Third Party of NO Gas for use with an NO Delivery Device or NO Gas Container, such payments shall be Net Sales.

1.26         “NO Gas” means nitric oxide gas.

1.27         “NO Gas Container” means a storage vessel for NO Gas.

1.28         “NO Gas Delivery Device(s)” means devices used for the delivery of NO Gas that contain Intellectual Property Licensed by CareFusion to Licensee.

1.29         “NO Therapy” means the use of NO Gas using a Licensed Product for a particular application within the Field.

1.30         “Patent Term” means the period commencing on the Effective Date and continuing until expiration of the last to expire CareFusion Patent.

1.31         “Prime Rate” means the base lending rate on corporate loans from commercial banks, as published from time to time in The Wall Street Journal,

1.32         “Royalty” has the meaning set forth in Section 4.3.1.

1.33         “Royalty Term” means, with respect to each Licensed Product, the period of time beginning on the first sale of a Licensed Product in a country following receipt of regulatory approval for the marketing and sale of such Licensed Product in such country and continuing on a country-by-country and product-by-product basis until the later of (1) the expiration of the Patent Term, or (ii) ten (10) years from the date of such sale of such Licensed Product in such country (other than any sale or transfer between Licensee and its Affiliates or Sublicensees).

1.34         “sale,” “sell,” or “sold” means the transfer, lease, conveyance, or distribution for consideration (which consideration includes cash, payment in kind, or other forms of value) of a good or a service to a third party, or the distribution to a third party (e.g., a supplier or Distributor) for sale by such third party of the applicable good or service to the marketplace, including hospitals or physicians.

1.35        “Sublicensees” has the meaning set forth in Section 2.2.

1.36        “Sublicense Revenue” means all cash payments, the fair market cash value of any equity consideration (less any amounts paid for such equity consideration), and forgivable loans (to the extent actually forgiven) received by Licensee or its Affiliates in consideration for and directly attributable to the grant of a sublicense under the CareFusion Patents, including any upfront payments, license maintenance fees, milestone payments or the like. Sublicense Revenue will not include: (a) bona fide, non-forgivable loans (and forgivable loans unless and until forgiven); or (b) running royalties based upon sales of a Licensed Product. Any payments received by Licensee from a Sublicensee for equity in Licensee shall be deemed to be Sublicense Revenue to the extent that the Sublicensee’s payments for such equity exceeds the fair market value of such equity on the date that the obligation to make such payments are received by Licensee arises.

2.           LICENSE GRANTS TO LICENSEE.

2.1          Non-Exclusive Patent License to Licensee. Subject to the terms and conditions of this Agreement, CareFusion hereby grants to Licensee, and Licensee accepts, a non-exclusive, non-sublicensable (except in accordance with Section 2.2) license, under CareFusion’s interest in the CareFusion Patents, to develop, make, have made, use, have used, sell, offer for sale, have sold, and import Licensed Products throughout the world solely within the Field (the “License”).

2.2          Sublicenses.

2.2.1           Licensee is entitled to sublicense its rights under the License to a third party (each, a “Sublicensee”) solely to have Licensed Products developed or acquired by Licensee made, sold or distributed for or on behalf of licensee or its Affiliates, and further subject to the terms of this Section 2.2, unless otherwise expressly agreed in writing by CareFusion. Any such sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. No sublicense shall relieve Licensee of any of its obligations hereunder, and Licensee shall take all steps that may be reasonably necessary to enforce compliance by Sublicensees. Sublicensees shall not be permitted to further sublicense to any other entity(ies). In the event of a termination of this Agreement, each sublicense shall automatically terminate,

2.2.2           Licensee shall grant sublicenses only pursuant to written agreements, which will be subject to and subordinate to the terms and conditions of this Agreement. Licensee shall furnish CareFusion with a fully executed copy of any sublicense agreement, promptly after its execution.

2.2.3           Any act or omission by a Sublicensee that would have constituted a breach of this Agreement had it been an act or omission by Licensee shall constitute a breach of this Agreement by Licensee.

2.3         Reservation of Rights. CareFusion retains all rights to use, title and ownership under the CareFusion Patents except as expressly licensed under this Section 2. All rights not expressly granted herein are reserved by CareFusion, and no other licenses to the CareFusion Patents or any other intellectual property are granted herein, by implication, estoppel or otherwise.

3.           AFFIRMATIVE OBLIGATIONS OF THE PARTIES,

3.1         Licensee Responsibilities. In connection with the license granted under this Agreement and Licensee’s responsibility to develop, market and sell Licensed Products, Licensee agrees (and shall cause its permitted Sublicensees to agree, as applicable to their sublicensed activities) to:

3.1.1           Determine regulatory pathways for NO Therapies to commercial markets within the Field;

3.1.2           Use Commercially Reasonable Efforts to obtain NDA Approval for NO Therapies within the Field;

3.1.3           Use Commercially Reasonable Efforts to obtain marketing clearance of at least one NO Therapy application for the Field and achieve the milestones set forth on Exhibit B within the timeframes therein;

3.1.4           Commercially Reasonable Efforts to fund and manage sales, marketing, distribution, advertising, and end-user service of, and sell, Licensed Products within the Field.

3.2         Diligence Reporting. Within sixty (60) days after the end of each calendar year (other than the calendar year ending December 31, 2013), Licensee shall furnish CareFusion with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products. Each report must contain a sufficient level of detail for CareFusion to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then-current year. Licensee represents and warrants that each of such reports shall be accurate.

4.           PAYMENTS.

4.1         Upfront Fees. Licensee shall pay to CareFusion one hundred fifty thousand dollars ($150,000) as follows: (a) fifty thousand dollars ($50,000) within three (3) days of the Effective Date; (b) fifty thousand dollars ($50,000) within three (3) months of the Effective Date; and (c) fifty thousand dollars ($50,000) within six (6) months of the Effective Date. Such payments shall be nonrefundable and non-creditable.

4.2         Annual Fee. During the Royalty Term, Licensee shall, on an annual basis, make a nonrefundable payment to CareFusion of fifty thousand dollars ($50,000), with the first such payment due on the first anniversary of the Effective Date. Each such annual fee payment under this Section 4.2 shall be creditable against any Royalty payments that become due during the twelve (12)-month period following the date of such payment.

4.3         Net Sales and Royalties.

4.3.1           Royalties. During the Royalty Term, Licensee shall pay to CareFusion a royalty equal to five percent (5%) of Net Sales (“Royalty”) by Licensee, by its Affiliates, and any of its Sublicensees (but excluding sales by third party Distributors, or sales to Licensee by contract manufacturers who manufacture NO Gas Containers or NO Gas Delivery Devices solely for the benefit of Licensee).

4.3.2           Acknowledgment Regarding Sublicensees. CareFusion acknowledges that it is not entitled to receive any additional Royalties from Licensee with respect to Net Sales by a Sublicensee, other than the Royalty set forth in Section 4.3.1.

4.4         Sublicense Revenue. In the event Licensee or an Affiliate of Licensee sublicenses under Section 2.2, Licensee shall pay CareFusion **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** of any Sublicense Revenues resulting from sublicense agreements executed by Licensee.

5.           PAYMENTS; BOOKS AND RECORDS.

5.1         Royalty Reports and Payments. After the first sale of any Licensed Product, Licensee shall deliver written reports to CareFusion for each calendar quarter within forty-five (45) days after the end of such quarter, stating in each such report, separately for Licensee, its Affiliates and applicable Sublicensees, the number and description of each Licensed Product, by country, the gross revenues in respect thereof, the calculations and itemizations of all permitted deductions to arrive at Net Sales, and the calculation of Royalties due thereon. Concurrent with the delivery of the report required pursuant to this Section 5.1, Licensee shall pay to CareFusion all Royalties that have accrued hereunder as of the close of the prior calendar quarter that is covered by such report.

5.2         Payment Method. All payments due under this Agreement shall be made by check or by bank wire transfer in immediately available funds to a bank account designated by CareFusion. All payments hereunder shall be made in U.S. dollars. If the due date of any payment is a Saturday, Sunday or national holiday, such payment may be paid on the following business day.

5.3         Late Payment Penalties. Interest shall accrue on any late payment owed to CareFusion hereunder not made on the date such payment is due, including late payments or underpayments of Royalties at an interest rate equal to the lesser of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** or the highest rate permissible by law, with such interest accruing from the date the payment was originally due, and any late payment pursuant to this Section shall be credited first to interest and then to any outstanding fees. This Section shall in no way limit any other rights and remedies available to CareFusion, whether arising under this Agreement or at law or in equity.

5.4           Currency Conversions. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange late for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the second to last business day of the month prior to the month in which CareFusion received such payment.

5.5           Records; Inspection. Licensee shall keep, and shall cause its Affiliates and Sublicensees to keep, complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at Licensee’s, or at the applicable Affiliate’s or Sublicensee’s, principal place of business, for at least five (5) years following the end of the quarterly period to which they pertain. Licensee agrees that the books and records of Licensee, and its Affiliates and Sublicensees, shall be open for inspection by CareFusion during such five (5)-year period by, at CareFusion’s option, either CareFusion or a public accounting firm for whom the party to be inspected has no reasonable objection, for the purpose of verifying Royalty statements or any other payment obligations hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 5.5 shall be at CareFusion’s expense; provided, however, if a variation or error producing an increase exceeding **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**of the amount owed for any period covered by the inspection is established in the course of any such inspection, then all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid promptly by Licensee to CareFusion, together with interest thereon from the date such payments were originally due at the lesser of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** or the highest rate permissible by law, and any payment pursuant to this Section 5.5 shall be credited first to interest and then to any outstanding principal amount.

5.6           Tax Matters. All royalty amounts and other payments required to be paid pursuant to this Agreement shall be paid without deduction therefrom for withholding for or on account of any sales tax, use tax, value-added tax or other tax or governmental charge, Any amounts required under the applicable laws to be withheld by Licensee will be the sole responsibility of Licensee and all amounts owing from Licensee to CareFusion for license fees and royalties shall be grossed up to account for any withholding taxes.

6.           INTELLECTUAL PROPERTY.

6.1           Patent Prosecution & Maintenance. Patent prosecution and maintenance of the CareFusion Patents shall he Controlled by CareFusion. Licensee shall be responsible for all costs and fees in respect thereof; provided, however, that in the event CareFusion has other third party licensees of any CareFusion Patents, Licensee shall only be responsible for a prorated portion of the costs and fees for each such CareFusion Patent based on the total number of licensees of CareFusion for such CareFusion Patent. Licensee shall pay to CareFusion such amounts within thirty (30) days of invoice therefor.

6.2         Infringement Defense. If a third party alleges that the making, using, selling, importing, or exporting of a Licensed Product infringes such third party’s patents, Licensee shall notify CareFusion of the allegations and, if requested by CareFusion, consult and confer with CareFusion regarding the defense thereof. Licensee agrees that it shall not, without CareFusion’s express prior written consent in each instance, settle or compromise any action (or pursue any defense or other theory) in a manner that would invalidate, modify, or limit the scope of any CareFusion Patent or any claim thereunder, or that would require any specific performance outside the Field. In addition, at CareFusion’s request, Licensee agrees not to oppose any decision by CareFusion (and shall cooperate reasonably in support of such decision) to retain counsel for CareFusion, at CareFusion’s sole expense, and enter an appearance in such action in defense or enforcement of the CareFusion Patents.

6.3         Enforcement of Patent Rights. CareFusion shall Control any and all Enforcement Actions, including the decision whether to undertake such Enforcement Action.

6.4         Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of CareFusion Patents in such country.

7.           REPRESENTATIONS AND WARRANTIES; DISCLAIMERS.

7.1          Representations and Warranties.

7.1.1           By CareFusion. CareFusion warrants and represents to Licensee that it has the corporate authority to enter into this Agreement.

7.1.2           By Licensee. Licensee warrants and represents to CareFusion that (i) it has the corporate authority to enter into this Agreement, and (ii) as of the Effective Date and to the actual present knowledge (but without having undertaken any investigation) of Licensee, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement.

7.2         Disclaimer of Warranties. Except as expressly provided in Section 7.1.1, the CareFusion Patents (and related Confidential Information disclosed hereunder) are licensed or provided to Licensee “AS IS” and CareFusion expressly disclaims any further representations and warranties, including any express or implied warranties of merchantability, non-infringement, or fitness for a particular purpose, or any warranty that any patent or patent application licensed hereunder shall be valid or enforceable. Licensee acknowledges that it is not relying on any representations, warranties or covenants other than those set forth in Section 7.1.1, and these disclaimers represent a reasonable allocation of risk between the parties in respect of the consideration paid hereunder, and are intended to apply even if the Licensed Products, or this Agreement fails of its essential purpose. Licensee also acknowledges that CareFusion does not represent or warrant as to the scope of any CareFusion Patents, that the exploitation of CareFusion Patents will be successful, or that any exploitation of CareFusion Patents will not infringe upon any other intellectual property owned or controlled by CareFusion.

8.           CONFIDENTIALITY.

8.1           Confidential Information. Except as expressly provided in this Agreement, the parties agree that, for the Agreement Term and thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose (except for disclosures permitted under Section 8.2) and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement. Without, limitation upon any provision of this Agreement, each of the parties shall be responsible for the observance by its employees of the confidentiality obligations set forth in this Section 8 and this Agreement, generally.

8.2           Permitted Disclosures. Except as otherwise limited by this Agreement, each party hereto may disclose the other party’s Confidential Information: (a) as for the terms and conditions of this Agreement, to its advisors, financial investors (including prospective investors) and other similarly situated third parties on a need to know basis, if such permitted recipients agree in writing to be bound by the terms of this Section 8, or (b) to the extent such disclosure is reasonably necessary in connection with (i) filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, or (ii) making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party’s Confidential Information, other than pursuant to a confidentiality agreement, it shall give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, shall cooperate with the original disclosing party in any effort by the original disclosing party to secure a protective order blocking the disclosure of, or otherwise affording confidential treatment to, such Confidential Information.

9.           INDEMNIFICATION & INSURANCE.

9.1           Indemnification of Licensee. CareFusion shall indemnify and hold Licensee and its directors, officers, employees, agents, consultants and counsel, and the successors and permitted assigns of the foregoing (the “Licensee Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party against a Licensee Indemnitee, arising from or occurring as a result of a breach of CareFusion’s representations and warranties set forth in Section 7.1.1.

9.2           Indemnification of CareFusion. Licensee shall indemnify and hold CareFusion and its respective directors, officers, employees, agents, consultants, and counsel, and the successors and permitted assigns of the foregoing (the “CareFusion Indemnitees”) harmless from and against any and all liabilities, damages, losses,, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party against a CareFusion Indemnitee, arising from or occurring as a result of (i) any practice by Licensee of the licenses granted herein, (ii) the development, manufacture, use, importation, marketing, sale and commercialization by Licensee, its Affiliates or any Sublicensee of any Licensed Product, or any other good, product, or service provided by Licensee or its Affiliates, whether covered by the CareFusion Patents or otherwise (including manufacturer’s defect or product liability claims), except, in each case, to the extent caused by the willful misconduct of CareFusion, or (iii) a breach by Licensee of its representations and warranties set forth in Section 7.1.2.

9.3         Procedure. A party (the “Indemnitee”) that intends to claim indemnification under this Section 9 shall promptly notify the other party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume sole Control of the defense thereof with counsel mutually satisfactory to the parties, including the right to settle the action on behalf of the Indemnitee on any terms the Indemnitor deems desirable in the exercise of its sole discretion, except that the Indemnitor shall not, without the Indemnitee’s prior written consent, settle any such claim if such settlement contains a stipulation to or admission or acknowledgment of any liability or wrongdoing on the part of the Indemnitee or imposes any obligation on the Indemnitee other than a monetary obligation, and only to the extent the Indemnitor assumes directly, and in full, such obligation and is able to fulfill such obligation. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action shall not affect or limit Indemnitor’s duty to defend such action but shall relieve Indemnitor of liability to the Indemnitee solely to the extent the Indemnitor is materially prejudiced by the delay. At the Indemnitor’s request and expense, the Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto. Subject to the Indemnitee’s fulfillment of its obligations under this Section 9.3, the Indemnitor shall pay any damages, costs or other amounts awarded against the Indemnitee (or payable by the Indemnitee pursuant to a settlement agreement entered into by the Indemnitor) in connection with such claim.

9.4         Insurance.

9.4.1           Coverage. Licensee will procure and maintain during the Agreement Term comprehensive liability insurance, including commercial liability, product liability and workers’ compensation, having coverage not less than one million dollars ($1,000,000) per occurrence (or higher if consistent with industry standards) and three million dollars ($3,000,000) in the aggregate, with a reputable and financially secure insurance carrier. This insurance will be written to cover claims incurred, discovered, manifested, or made during or after the expiration or termination of this Agreement.

9.4.2           Certificate. Within forty-five (45) days of mutual execution of this Agreement, Licensee will provide CareFusion with a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to CareFusion. Licensee will advise CareFusion, in writing, that it maintains excess liability coverage over primary insurance for at least the minimum limits set forth above.

9.4.3           Continued Coverage. If Licensee’s insurance is written on a claims-made basis, as opposed to an occurrence basis, Licensee will purchase the coverage necessary to ensure continued and uninterrupted coverage of all claims, including those made ‘after the policy expires or is terminated.

10.          LIMITATION OF LIABILITY.

Except in respect of a breach of Section 8, or obligations arising under Section 9, in no event shall either party be liable under this Agreement to the other party for any incidental, consequential, indirect or exemplary damages, including damages from loss of profits or opportunities, even if advised of the possibility of such damages. Notwithstanding any fault, negligence, strict liability or other theory of liability of either party or of its officers, directors, employees or agents under or in connection with this Agreement, in no event shall the amount of damages payable by one party to the other party exceed the total amount paid by Licensee to CareFusion in the two year period immediately preceding the action, event or circumstance giving rise to liability hereunder, except with respect to a breach of Section 2, a breach of a payment obligation arising under Section 4 or Section 5.5, or obligations arising under Sections 8 or 9, for all of which no such limitation on the amount of damages is imposed.

11.          TERM AND TERMINATION.

11.1         Agreement Term. Subject to the remainder of this Section 11, the term of this Agreement shall commence on the Effective Date and shall continue until the expiration of the last to expire Royalty Term for all countries and Licensed Products (the “Agreement Term”).

11.2         Termination for Cause. Either party may, upon written notice to the other party, terminate this Agreement in its entirety or, at the option of the party providing notice of termination, may terminate any license granted hereunder, if the other party has breached this Agreement and failed to cure such breach within sixty (60) days after receiving written notice thereof from the party seeking to terminate. For avoidance of doubt, termination pursuant to this Section 11.2 shall be effective if the party seeking to terminate provides notice of breach and states that this Agreement or applicable license shall terminate immediately and without further notice thereof, unless the party in breach cures such breach within the sixty (60) day cure period.

11.3         Termination for Insolvency. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement upon notice to the other party, and all licenses granted to such party hereunder effective upon notice of such termination.

11.4         Termination if Licensee Challenges CareFusion Patents. If Licensee or any of licensee Affiliates, directly or indirectly, (i) initiates or requests an interference or opposition proceeding with respect to any CareFusion Patent, or (ii) makes, files or maintains any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of any CareFusion Patent, CareFusion shall have the right to terminate this Agreement immediately upon written notice to Licensee.

11.5         Termination for Failure to Meet Diligence Milestones. If Licensee fails to reach any milestone set forth on Exhibit B within the timeframe set forth therein, CareFusion may terminate this Agreement upon thirty (30) days prior written notice.

11.6         Accrued Obligations. Termination of this Agreement or any license granted hereunder for any reason shall not release any party hereto from any obligation which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination or the performance of which was due prior to such termination, nor shall it preclude either party from pursuing any rights and remedies it may have hereunder and at law and in equity which accrued or are based upon any event occurring prior to or continuing after such termination.

11.7         Effect of Termination. Upon any termination of this Agreement or any license granted hereunder, the terminated party promptly shall cease any use, including for evaluation, research or commercial exploitation, under such license and shall, upon request of the terminating party, promptly destroy all materials derived therefrom (i.e., the use, manufacture, sale or import or export of which is covered by a claim under the terminated license) and all other Confidential Information received from the terminating party related to the terminated license. Upon any termination of this Agreement, all sublicenses under the Licenses shall automatically terminate. The terminated party shall certify in writing its compliance with a request to destroy any materials. Termination of this Agreement shalt not limit any of the parties’ rights under this Agreement at law, or in equity. In the event of termination of this Agreement during the Royalty Term for any Licensed Product in any country, and without granting or implying any rights to Licensee or limiting any rights or remedies of CareFusion, the payment obligations under Section 4 shall survive with respect to such Licensed Product and country for the remainder of the Royalty Term.

11.8         Survival. Sections 1, 2.3, 4, 5, 7.2, 8, 9, 10, 11.6, 11.7, 11.8 and 12 survive the expiration or termination of this Agreement.

12.          MISCELLANEOUS.

12.1         Governing Law and Venue. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the internal laws of the State of California without regard to its rules governing conflicts of law. The sole jurisdiction and venue for actions related to the subject matter of this Agreement shall be the federal and state courts located in San Diego County, California. Both parties hereby consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving notices or otherwise as allowed by California state or United States federal law.

12.2         Waiver. Neither party may waive or release any of its rights or interests in this Agreement except in a writing signed by both parties. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

12.3         Amendment. This Agreement may be modified or amended only pursuant to a writing executed by both parties.

12.4         Publicity. Licensee shall not use CareFusion’s, or any of its affiliates’, names, or refer to it or any of them directly or indirectly in any papers, articles, advertisements, marketing materials, sales presentations or press releases, without the prior written approval of CareFusion.

12.5         Assignment. Except as otherwise provided herein, this Agreement and the licenses granted herein shall not be assignable or transferable by Licensee, including to any Affiliate of Licensee, without the prior written consent of CareFusion, which shall not be unreasonably withheld, conditioned or delayed. Licensee is entitled to assign this Agreement and the License, in whole but not in part, and CareFusion hereby consents to such assignment, upon a merger, consolidation or reorganization of Licensee, or upon a sale or other transfer of more than fifty percent (50%) of the voting securities of Licensee (or such lesser number as is sufficient to transfer the authority to elect a majority of the board of directors of Licensee). Any assignment of this Agreement by Licensee shall be null and void unless the assignee agrees in advance in writing to be bound by the terms of this Agreement as if it were an original signatory hereto. For purposes of this Agreement, any change in Control of Licensee shall be deemed an assignment, and accordingly, the agreement must be assigned to the “assignee” thereof. CareFusion may assign this Agreement, and any of the Intellectual Property licensed to Licensee in this Agreement, to any person or entity at its discretion. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.

12.6         Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

Licensee:	Advanced Inhalation Therapies (AIT) Ltd. 2 Derech Meir Weisgal Rehovot, 7632605 Israel Attn: Chief Operations Officer

CareFusion:	SensorMedics Corporation 22745 Savi Ranch Parkway Yorba Linda, CA 92887 Attn: General Manager

with a copy to:	CareFusion Corporation 3750 Torrey View Court San Diego, CA 91230 Attn: General Counsel

Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (i) if sent by U.S. mail, three (3) business days after deposit in the U.S. mail or air mail, postage prepaid; (ii) if sent by Federal Express or other overnight delivery service, one (1) business day after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile (if the receiving machine confirms receipt through answerback and the sending machine prints a paper copy of the answerback message), or email (if the receiving device confirms both receipt and that the recipient has opened the email, and the sending device receives a confirmation of such delivery and opening of the email) upon receipt.

12.7         Force Majeure. Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement (other than obligations to pay money) for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, act of terrorism, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the commercially reasonable control of such party. The party affected by Force Majeure shall provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use commercially reasonable endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable, If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the parties hereto shall consult with respect to an equitable solution, including the possible termination of this Agreement.

12.8         Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Licensee or CareFusion as partners or joint venturers in the legal sense. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

12.9         Advice of Counsel. Licensee and CareFusion have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and shall be construed accordingly.

12.10         Other Obligations. Except as expressly provided in this Agreement or as separately agreed upon in writing between Licensee and CareFusion, each party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

12.11         Severability. If any provisions of this Agreement are determined to be invalid or unenforceable by an arbitrator or court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement; provided, if the parties are unable to agree on such a substitute clause and the deletion of the provision held invalid or unenforceable would produce material adverse financial consequences for one party, such party shall have the right to terminate this Agreement with one hundred eighty (180) days prior notice.

12.12         Further Assurances. At any time or from time to time on and after the date of this Agreement, either party shall at the request of the other party (i) deliver to the requesting party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

12.13         Approvals. Licensee shall be responsible, at its expense, for obtaining any approvals from the governmental entities which may be required under applicable law for the commercial exploitation of NO Therapy.

12.14         Entire Agreement. This Agreement together with the Exhibits hereto constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Licensee and CareFusion with respect to such subject matter.

12.15         Headings. The headings to the Sections hereof are not a part of this Agreement, but are included for convenience of reference only and shall not affect its meaning or interpretation.

12.16         Construction. Whenever examples are used in this Agreement with the words “including,” “for example,” “e.g.,” “such as,” “etc.” or any derivation of such words, such examples are intended to be illustrative and not limiting.

12.17         Counterparts. This Agreement may be executed in two counterparts and by facsimile, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives effective as of the Effective Date.

SENSORMEDICS CORPORATION		ADVANCED INHALATIONTHERAPIES (AIT) LTD.

By:	/s/ Kevin Ketzel	By:	/s/ Racheli Vizman

Name:	Kevin Ketzel	Name:	Racheli Vizman

Its:	General Manager	Its:	COO